As filed with the Securities and Exchange Commission on January 27, 2016

Registration No. 333-206646

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BioMed Realty Trust, Inc. (BRE Edison L.P. as successor by merger to BioMed Realty Trust, Inc.)	BioMed Realty, L.P.
(Exact Name of Registrant as Specified in Its Charter)	(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-1142292	Maryland	20-1320636
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

17190 Bernardo Center Drive

San Diego, California 92128

(858) 485-9840

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan D. Gold

President and Chief Executive Officer

17190 Bernardo Center Drive

San Diego, California 92128

(858) 485-9840

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copy to:

Brian M. Stadler, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-206646) (the “Registration Statement”) of BioMed Realty Trust, Inc., a Maryland corporation (the “Company”) and BioMed Realty, L.P., a Maryland limited partnership (the “Partnership”), which was filed with the Securities and Exchange Commission on August 28, 2015.

On January 27, 2016, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 7, 2015, among the Company, BRE Edison Holdings L.P., a Delaware limited partnership, BRE Edison L.P., a Delaware limited partnership (“Merger Sub I”), BRE Edison Acquisition L.P., a Maryland limited partnership and the Partnership, the Company merged with and into Merger Sub I, with Merger Sub I continuing as the surviving company in the merger (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company and the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, each of Merger Sub I, as successor to the Company, and the Partnership hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 27, 2016.

BRE Edison L.P. (as successor by merger to BioMed Realty Trust, Inc.)

By:	/s/ Jonathan P. Klassen
Name: Jonathan P. Klassen
Title: Executive Vice President, General Counsel and Secretary

BioMed Realty, L.P.

By:	/s/ Jonathan P. Klassen
Name: Jonathan P. Klassen
Title: Executive Vice President, General Counsel and Secretary